Exhibit 10.45
AMENDMENT NO. ONE
TO THE
SONIC AUTOMOTIVE, INC.
FORMULA STOCK OPTION PLAN
FOR INDEPENDENT DIRECTORS
     The Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the “Plan”) is hereby amended as provided below, effective as of October 20, 2009 which is the date this Amendment No. One to the Plan was approved by the Board of Directors (excluding non-employee directors) of Sonic Automotive, Inc. The Plan is amended as follows:
1. Section 4.2(b) of the Plan shall be amended to add the following to the end thereof:
“Notwithstanding the foregoing, the Optionee also may pay the Option exercise price through a net exercise pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares of Common Stock with a Fair Market Value that does not exceed the exercise price, such that the Optionee shall receive the net number of shares of Common Stock that equals (i) the number of shares of Common Stock as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per share of Common Stock less the exercise price per share of Common Stock, and the denominator of which is the Fair Market Value per share of Common Stock (with the resulting number of net shares of Common Stock to be rounded down to the nearest whole number of shares); provided, however, that the Company shall accept cash or shares of Common Stock as described above in this Section 4.2(b) from the Optionee to the extent of any remaining balance of the applicable Option exercise price not satisfied by such reduction in the number of whole shares of Common Stock to be issued.”